Exhibit 23.3


                INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP


Racing Champions Ertl Corporation (the "Company") dismissed Arthur Andersen LLP as its independent public accountants on June 18, 2002. After reasonable efforts, the Company has been unable to obtain the consent of Arthur Andersen LLP to the incorporation by reference into the Company's Registration Statements on Form S-8 (Nos. 333-50957, 333-50959, 333-58037, 333-58035, 333-81705,
333-91158 and 333-91236) of Arthur Andersen LLP's audit reports with respect to the Company's consolidated financial statements as of December 31, 2001 and for the two years in the period then ended where such incorporation is by virtue of the Company including such report in this Annual Report on Form 10-K. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Annual Report on Form 10-K, which is incorporated by reference into the registration statements, without a written consent from Arthur Andersen LLP. The absence of a consent from Arthur Andersen LLP may limit claims against Arthur Andersen LLP under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the Company's consolidated financial statements as of December 31, 2001 and for each year in the two year period then ended or any omissions to state a material fact required to be stated in those financial statements. The Company believes, however, that other persons who may be liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Arthur Andersen LLP's reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act. In addition, the ability of Arthur Andersen LLP to satisfy any claims (including claims arising from Arthur Andersen LLP's provision of auditing and other services to the Company) may be limited as a practical matter due to events in 2002 involving Arthur Andersen LLP.